Exhibit 99

O’Sullivan Industries, Inc. Extends Forbearance Agreement
Continues Financial Restructuring Negotiations

Roswell, GA, September 14, 2005. O’Sullivan Industries, Inc. (“O’Sullivan”), a leading manufacturer and distributor of office, household and home organization RTA furniture, today announced that it is continuing negotiations with its senior secured and other creditors regarding a consensual financial restructuring of its balance sheet. In connection with these negotiations, O’Sullivan has entered into an amendment to extend the forbearance agreement (the “Forbearance Agreement”) with the controlling holders of its 10.63% Senior Secured Notes due 2008 (the “Noteholders”).

Commenting on the Forbearance Extension, Bob Parker, President and CEO, stated “the extension of the Forbearance Period reflects the continued positive progress that is being made in the ongoing negotiations with the senior secured creditors.”

The Forbearance Agreement will now expire on September 30, 2005, unless extended. With no binding obligation, the parties have agreed to continue to work together in good faith to consider a further extension of the forbearance period.

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters, CFO   678-939-0802